As filed with the Securities and Exchange Commission on April 7, 2025.
Registration Nos. 333-146374
811-22127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form N-1A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
☒
Pre-Effective Amendment No.
☐
Post-Effective Amendment No. 97
☒
and/or
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940
☒
Amendment No. 98
☒
(Check Appropriate Box or Boxes)

COLUMBIA FUNDS VARIABLE SERIES TRUST II
(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckman c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210
(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
This Post-Effective Amendment relates to all series of the Registrant.
EXPLANATORY NOTE
This Post-Effective Amendment No. 97 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 97 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 97 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 97 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION
Item 28. Exhibits

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Registration Statement on Form N-1A	(a)(1)	9/28/2007
(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #2 on Form N-1A	(a)(2)	4/21/2008
(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #5 on Form N-1A	(a)(3)	4/29/2009
(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #8 on Form N-1A	(a)(4)	4/14/2010
(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #9 on Form N-1A	(a)(5)	4/30/2010
(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(a)(6)	4/29/2011
(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 13, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(a)(7)	4/29/2011
(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #20 on Form N-1A	(a)(8)	3/2/2012
(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #20 on Form N-1A	(a)(9)	3/2/2012
(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(10)	4/26/2013
(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(11)	4/26/2013
(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(12)	4/26/2013
(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(13)	4/26/2013
(a)(14)	Amendment No. 14 to the Agreement and Declaration of Trust effective April 11, 2014	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(a)(14)	4/29/2014
(a)(15)	Amendment No. 15 to the Agreement and Declaration of Trust effective April 14, 2015	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #46 on Form N-1A	(a)(15)	5/15/2015
(a)(16)	Amendment No. 16 to the Agreement and Declaration of Trust effective April 19, 2016	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(a)(16)	4/28/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(17)	Amendment No. 17 to the Agreement and Declaration of Trust effective November 14, 2016	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #54 on Form N-1A	(a)(17)	2/17/2017
(a)(18)	Amendment No. 18 to the Agreement and Declaration of Trust effective April 21, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(a)(18)	4/27/2017
(a)(19)	Amendment No. 19 to the Agreement and Declaration of Trust effective November 14, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(a)(19)	12/19/2017
(a)(20)	Amendment No. 20 to the Agreement and Declaration of Trust effective December 19, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #61 on Form N-1A	(a)(20)	2/21/2018
(a)(21)	Amendment No. 21 to the Agreement and Declaration of Trust effective May 1, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(a)(21)	12/7/2018
(a)(22)	Amendment No. 22 to the Agreement and Declaration of Trust effective September 13, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(a)(22)	12/7/2018
(a)(23)	Amendment No. 23 to the Agreement and Declaration of Trust effective January 31, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(a)(23)	4/26/2019
(a)(24)	Amendment No. 24 to the Agreement and Declaration of Trust effective June 19, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(a)(24)	4/28/2020
(a)(25)	Amendment No. 25 to the Agreement and Declaration of Trust effective October 9, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(a)(25)	4/1/2021
(a)(26)	Amendment No. 26 to the Agreement and Declaration of Trust effective July 17, 2021	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #80 on Form N-1A	(a)(26)	10/29/2021
(a)(27)	Amendment No. 27 to the Agreement and Declaration of Trust effective June 23, 2022	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #85 on Form N-1A	(a)(27)	10/31/2022
(a)(28)	Amendment No. 28 to the Agreement and Declaration of Trust effective June 27, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(a)(28)	11/13/2024
(a)(29)	Amendment No. 29 to the Agreement and Declaration of Trust effective March 27, 2025	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(a)(29)	4/7/2025
(b)	By-laws, effective September 6, 2007, most recently amended October 2, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(b)	4/1/2021
(c)	Stock Certificate: Not Applicable.
(d)(1)	Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(1)	4/28/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(1)(i)
Schedule A and Schedule B, effective
July 1, 2024, to the Management
Agreement (amended and restated),
dated April 25, 2016, between Columbia
Management Investment Advisers, LLC,
the Registrant, Columbia Funds Series
Trust and Columbia Funds Series Trust
II
		Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #212 on Form N-1A	(d)(1)(i)	8/23/2024
(d)(2)	Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(2)	12/19/2017
(d)(2)(i)
Schedule A and Schedule B, effective
December 7, 2021, to the Management
Agreement, dated November 15, 2017,
between Columbia Management
Investment Advisers, LLC, the
Registrant, Columbia Funds Series Trust
and Columbia Funds Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #227 on Form N-1A	(d)(2)(i)	12/7/2021
(d)(3)
Management Agreement, effective May
1, 2016, between Columbia Management
Investment Advisers, LLC and CVPCSF
Offshore Fund, Ltd., a wholly-owned
subsidiary of Columbia Variable
Portfolio - Commodity Strategy Fund, a
series of Columbia Funds Variable Series
Trust II
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(3)	4/28/2016
(d)(4)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), dated June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(d)(12)	11/23/2021
(d)(4)(i)	Amendment No. 1, dated November 4, 2022, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Allspring Global Investments, LLC, dated June 15, 2021	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #86 on Form N-1A	(d)(4)(i)	3/31/2023
(d)(5)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(4)	5/15/2014
(d)(5)(i)
Amendment No. 1, as of September 20,
2017, to the Subadvisory Agreement,
dated April 8, 2010, between Columbia
Management Investment Advisers, LLC
(formerly RiverSource Investments,
LLC) and American Century Investment
Management, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(4)(i)	12/19/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(5)(ii)
Amendment No. 2, as of December 16,
2020, to the Subadvisory Agreement,
dated April 8, 2010, amended September
20, 2017, between Columbia
Management Investment Advisers, LLC
(formerly RiverSource Investments,
LLC) and American Century Investment
Management, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(4)(ii)	4/1/2021
(d)(5)(iii)
Amendment No. 3, as of November 12,
2024, to the Subadvisory Agreement,
dated April 8, 2010, amended September
20, 2017 and December 16, 2020,
between Columbia Management
Investment Advisers, LLC (formerly
RiverSource Investments, LLC) and
American Century Investment
Management, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #96 on Form N-1A	(d)(5)(iii)	02/12/2025
(d)(6)(i)	Amended and Restated Subadvisory Agreement, dated April 26, 2018, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(d)(6)(i)	4/27/2018
(d)(6)(ii)	Sub-Subadvisory Agreement, dated April 26, 2018, between BlackRock Financial Management, Inc. and BlackRock International Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(d)(6)(ii)	4/27/2018
(d)(7)	Subadvisory Agreement, dated January 2, 2018, between Columbia Management Investment Advisers, LLC and CenterSquare Investment Management LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #61 on Form N-1A	(d)(7)	2/21/2018
(d)(8)	Amended and Restated Subadvisory Agreement, dated November 23, 2021, between Columbia Management Investment Advisers, LLC and J.P. Morgan Investment Management Inc.	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(d)(19)	2/17/2022
(d)(8)(i)
Amendment No. 1, dated September 9,
2022, to the Amended and Restated
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and J.P. Morgan
Investment Management Inc., dated
November 23, 2021
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #399 on Form N-1A	(d)(19)(i)	10/3/2022
(d)(9)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(18)	5/15/2014
(d)(9)(i)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Massachusetts Financial Services Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(20)	4/28/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(9)(ii)
Amendment No. 2, as of September 20,
2017, to the Subadvisory Agreement,
dated April 8, 2010, as amended
February 10, 2016, between Columbia
Management Investment Advisers, LLC
and Massachusetts Financial Services
Company
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(17)(ii)	12/19/2017
(d)(9)(iii)
Amendment No. 3, as of November 4,
2022, to the Subadvisory Agreement,
dated April 8, 2010, as amended
February 10, 2016 and September 20,
2017, between Columbia Management
Investment Advisers, LLC and
Massachusetts Financial Services
Company
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #86 on Form N-1A	(d)(9)(iii)	3/31/2023
(d)(10)	Subadvisory Agreement, dated March 15, 2022, between Columbia Management Investment Advisers, LLC and Principal Global Investors, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #84 on Form N-1A	(d)(23)	4/28/2022
(d)(10)(i)	Amendment No. 1, dated June 27, 2024, to Subadvisory Agreement, dated March 15, 2022, between Columbia Management Investment Advisers, LLC and Principal Global Investors, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(d)(10)(i)	11/13/2024
(d)(11)	Subadvisory Agreement, dated March 22, 2021, between Columbia Management Investment Advisers, LLC and Pzena Investment Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #81 on Form N-1A	(d)(12)	4/4/2022
(d)(11)(i)	Amendment No. 1, dated June 27, 2024, to Subadvisory Agreement, dated March 22, 2021, between Columbia Management Investment Advisers, LLC and Pzena Investment Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(d)(11)(i)	11/13/2024
(d)(12)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Schroder Investment Management North America Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(d)(17)(i)	5/12/2020
(d)(12)(i)
Sub-Subadvisory Agreement, dated
March 17, 2020, between Columbia
Management Investment Advisers, LLC,
Schroder Investment Management North
America Inc. and Schroder Investment
Management North America Ltd
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(d)(17)(ii)	5/12/2020
(d)(12)(ii)	Amendment No. 1, dated January 26, 2021, to the Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Schroder Investment Management North America Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(17)(iii)	4/1/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(12)(iii)
Amendment No. 2, dated November 4,
2022, to the Subadvisory Agreement,
dated March 17, 2020, as amended
January 26, 2021, between Columbia
Management Investment Advisers, LLC
and Schroder Investment Management
North America Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #86 on Form N-1A	(d)(13)(iii)	3/31/2023
(d)(13)	Subadvisory Agreement, dated March 22, 2021, between Columbia Management Investment Advisers, LLC and Segall Bryant & Hamill, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #80 on Form N-1A	(d)(16)	10/29/2021
(d)(14)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #53 on Form N-1A	(d)(29)	11/14/2016
(d)(14)(i)	Amendment No. 1, dated July 24, 2018, to the Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(22)(i)	12/7/2018
(d)(14)(ii)
Amendment No. 2, dated November 9,
2018, to the Subadvisory Agreement,
dated September 14, 2016, as amended
July 24, 2018, between Columbia
Management Investment Advisers, LLC
and T. Rowe Price Associates, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(22)(ii)	12/7/2018
(d)(14)(iii)
Amendment No. 3, dated March 19,
2019, to the Subadvisory Agreement,
dated September 14, 2016, as amended
July 24, 2018 and November 9, 2018
between Columbia Management
Investment Advisers, LLC and T. Rowe
Price Associates, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(22)(iii)	5/20/2019
(d)(14)(iv)
Amendment No. 4, dated June 23, 2022,
to the Subadvisory Agreement, dated
September 14, 2016, as amended July
24, 2018, November 9, 2018 and March
19, 2019 between Columbia
Management Investment Advisers, LLC
and T. Rowe Price Associates, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #85 on Form N-1A	(d)(16)(iv)	10/31/2022
(d)(14)(v)
Amendment No. 5, dated September 9,
2022, to the Subadvisory Agreement,
dated September 14, 2016, as amended
July 24, 2018, November 9, 2018, March
19, 2019 and June 23, 2022 between
Columbia Management Investment
Advisers, LLC and T. Rowe Price
Associates, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #85 on Form N-1A	(d)(16)(v)	10/31/2022
(d)(14)(vi)
Amendment No. 6, dated November 15,
2024, to the Subadvisory Agreement,
dated September 14, 2016, as amended
July 24, 2018, November 9, 2018, March
19, 2019, June 23, 2022 and September
9, 2022 between Columbia Management
Investment Advisers, LLC and T. Rowe
Price Associates, Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #96 on Form N-1A	(d)(14)(vi)	02/12/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(15)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(26)	5/15/2014
(d)(15)(i)
Amendment No. 1, as of November 1,
2019, to the Subadvisory Agreement,
dated January 15, 2014, between
Columbia Management Investment
Advisers, LLC and TCW Investment
Management Company LLC (formerly
TCW Investment Management
Company)
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(20)(i)	4/28/2020
(d)(16)	Subadvisory Agreement, dated November 4, 2022, between Columbia Management Investment Advisers, LLC and Thompson, Siegel & Walmsley LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #86 on Form N-1A	(d)(18)	3/31/2023
(d)(16)(i)	Amendment No. 1, dated June 27, 2024, to the Subadvisory Agreement, dated November 4, 2022, between Columbia Management Investment Advisers, LLC and Thompson, Siegel & Walmsley LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(d)(17)(i)	11/13/2024
(d)(17)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(29)	5/15/2014
(d)(17)(i)	Amendment No. 1, as of May 13, 2019, to Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(22)(i)	4/28/2020
(d)(18)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Walter Scott & Partners Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #73 on Form N-1A	(d)(24)	5/15/2020
(d)(18)(i)
Amendment No. 1, dated June 27, 2024,
to the Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Walter Scott &
Partners Limited, on behalf of Multi-
Manager International Equity Strategies
Fund, dated March 17, 2020
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #419 on Form N-1A	(d)(24)(i)	8/23/2024
(d)(19)	Subadvisory Agreement, dated June 21, 2017, between Columbia Management Investment Advisers, LLC and Westfield Capital Management Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #57 on Form N-1A	(d)(36)	9/18/2017
(d)(19)(i)	Amendment No.1, as of March 14, 2024, to the Subadvisory Agreement, dated June 21, 2017, between Columbia Management Investment Advisers, LLC and Westfield Capital Management Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #94 on Form N-1A	(d)(21)(i)	4/25/2024
(d)(20)	Subadvisory Agreement, dated March 19, 2019, between Columbia Management Investment Advisers, LLC and William Blair Investment Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(26)	5/20/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(20)(i)	Amendment No. 1, as of March 22, 2021, to the Subadvisory Agreement, dated March 19, 2019, between Columbia Management Investment Advisers, LLC and William Blair Investment Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #79 on Form N-1A	(d)(25)(i)	4/28/2021
(d)(20)(ii)
Amendment No. 2, as of December 15,
2022, to the Subadvisory Agreement,
dated March 19, 2019, as amended
March 22, 2021, between Columbia
Management Investment Advisers, LLC
and William Blair Investment
Management, LLC
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #86 on Form N-1A	(d)(23)(ii)	3/31/2023
(d)(20)(iii)
Amendment No. 3, as of June 27, 2024,
to the Subadvisory Agreement, dated
March 19, 2019, as amended March 22,
2021 and December 15, 2022, between
Columbia Management Investment
Advisers, LLC and William Blair
Investment Management, LLC
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(d)(22)(iii)	11/13/2024
(e)(1)	Distribution Agreement, dated March 1, 2025, by and between Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management Investment Distributors, Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(e)(1)	4/7/2025
(e)(1)(i)
Schedule I, effective March 1, 2025, and
Schedule II, dated September 7, 2010, to
the Distribution Agreement, dated March
1, 2025, between Registrant, Columbia
Funds Variable Insurance Trust, Wanger
Advisors Trust and Columbia
Management Investment Distributors,
Inc.
		Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(e)(1)(i)	4/7/2025
(f)	Deferred Compensation Plan, adopted as of December 31, 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #218 on Form N-1A	(f)	2/25/2021
(g)(1)	Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(g)(1)	5/15/2014
(g)(2)
Addendum (related to Columbia Variable
Portfolio – Emerging Markets Bond
Fund and Columbia Variable Portfolio –
Managed Volatility Fund, now known as
Variable Portfolio – Managed Volatility
Moderate Growth Fund), dated March 9,
2012, and Addendum (related to
Columbia Variable Portfolio –
Commodity Strategy Fund), dated
March 15, 2013, to the Second Amended
and Restated Master Global Custody
Agreement with JPMorgan Chase Bank,
N.A., dated March 7, 2011
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(g)(2)	5/15/2014

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(g)(3)
Side letter (related to the China Connect
Service on behalf of Columbia Variable
Portfolio - Emerging Markets Fund and
Columbia Variable Portfolio – Overseas
Core Fund (formerly known as
Columbia Variable Portfolio – Select
International Equity Fund)), dated
March 6, 2018, to the Second Amended
and Restated Master Global Custody
Agreement with JPMorgan Chase Bank,
N.A., dated March 7, 2011
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(g)(3)	4/27/2018
(g)(4)
Addendum (related to Columbia Variable
Portfolio – Select Large Cap Equity
Fund), dated November 8, 2017, to the
Second Amended and Restated Master
Global Custody Agreement with
JPMorgan Chase Bank, N.A., dated
March 7, 2011
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(g)(4)	12/19/2017
(g)(5)	Addendum, effective April 4, 2016, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #297 on Form N-1A	(g)(7)	5/30/2017
(h)(1)	Shareholder Services Agreement by and between the Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management Investment Services Corp., dated April 1, 2025	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(h)(1)	4/7/2025
(h)(1)(i)
Schedule A, effective April 1, 2025, and
Schedule B, effective July 1, 2017, to the
Shareholder Services Agreement by and
between the Registrant, Columbia Funds
Variable Insurance Trust, Wanger
Advisors Trust and Columbia
Management Investment Services Corp.,
dated April 1, 2025
		Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(h)(1)(i)	4/7/2025
(h)(2)
Amended and Restated Fee Waiver and
Expense Cap Agreement, effective April
1, 2025, between Columbia Management
Investment Advisers, LLC, Columbia
Wanger Asset Management, LLC,
Columbia Management Investment
Distributors, Inc., Columbia
Management Investment Services Corp.,
Columbia Acorn Trust, Columbia Credit
Income Opportunities Fund, Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II, Columbia Funds Variable
Insurance Trust, Columbia Funds
Variable Series Trust II and Wanger
Advisors Trust
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(2)	4/4/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(2)(i)
Schedule A, as of April 1, 2025, to the
Amended and Restated Fee Waiver and
Expense Cap Agreement, effective
April1, 2025, between Columbia
Management Investment Advisers, LLC,
Columbia Wanger Asset Management,
LLC, Columbia Management Investment
Distributors, Inc., Columbia
Management Investment Services Corp.,
Columbia Acorn Trust, Columbia Credit
Income Opportunities Fund, Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II, Columbia Funds Variable
Insurance Trust, Columbia Funds
Variable Series Trust II and Wanger
Advisors Trust
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(2)(i)	4/4/2025
(h)(3)
Agreement and Plan of Reorganization,
dated September 11, 2007, between
RiverSource Variable Portfolio Funds,
each a series of a Minnesota corporation,
and corresponding RiverSource Variable
Portfolio Funds, each a series of
RiverSource Variable Series Trust, now
known as Columbia Funds Variable
Series Trust II, a Massachusetts business
trust, and between RiverSource Variable
Portfolio – Core Bond Fund, a series of
RiverSource Variable Series Trust, and
RiverSource Variable Portfolio –
Diversified Bond Fund, a series of
RiverSource Variable Series Trust, now
known as Columbia Funds Variable
Series Trust II
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #2 on Form N-1A	(h)(5)	4/21/2008
(h)(4)	Agreement and Plan of Reorganization, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(9)	4/29/2011
(h)(5)	Agreement and Plan of Redomiciling, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(10)	4/29/2011
(h)(6)	Agreement and Plan of Reorganization, dated October 9, 2012	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #117 on Form N-1A	(h)(9)	5/30/2013
(h)(7)	Agreement and Plan of Reorganization, dated December 17, 2015	Incorporated by Reference	Columbia Funds Series Trust	333-208706	Registration Statement on Form N-14	(4)	12/22/2015
(h)(8)	Amended and Restated Credit Agreement, as of October 24, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(h)(8)	11/13/2024
(h)(9)	Master Inter-Fund Lending Agreement, dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Registration Statement on Form N-1A	(h)(11)	5/25/2018
(h)(9)(i)	Schedule A and Schedule B, effective March 27, 2025, to the Master Inter- Fund Lending Agreement dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(h)(10)(i)	4/1/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(10)(i)
Fund of Funds Investment Agreement,
dated August 10, 2023, between
BlackRock ETF Trust, BlackRock ETF
Trust II, iShares Trust, iShares, Inc.,
IShares U.S. ETF Trust and Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II and Columbia Funds Variable
Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407 on Form N-1A	(h)(11)	8/24/2023
(h)(10)(i)(a)
Schedule A, as amended November 6,
2024, to the Fund of Funds Investment
Agreement, dated August 10, 2023,
between BlackRock ETF Trust,
BlackRock ETF Trust II, iShares Trust,
iShares, Inc., iShares U.S. ETF Trust and
Columbia Funds Series Trust, Columbia
Funds Series Trust I, Columbia Funds
Series Trust II and Columbia Funds
Variable Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #422 on Form N-1A	(h)(11)(i)	12/23/2024
(h)(10)(ii)
Fund of Funds Investment Agreement,
dated January 19, 2022, between
Vanguard Funds and Columbia Funds
Series Trust I, Columbia Funds Variable
Insurance Trust and Columbia Funds
Variable Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(h)(13)	2/17/2022
(h)(10)(ii)(a)
Schedule A to Fund of Funds Investment
Agreement, dated January 19, 2022,
between Vanguard Funds and Columbia
Funds Series Trust I, Columbia Funds
Variable Insurance Trust and Columbia
Funds Variable Series Trust II
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #90 on Form N-1A	(h)(10)(ii)(a)	11/8/2023
(h)(10)(iii)	Fund of Funds Investment Agreement, dated January 11, 2022, between Legg Mason Partners Variable Equity Trust and Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #81 on Form N-1A	(h)(10)(iii)	4/4/2022
(h)(10)(iv)
Fund of Funds Investment Agreement,
dated January 19, 2022, between SPDR
S&P 500 ETF Trust and SPDR Dow
Jones Industrial Average ETF Trust and
Columbia Funds Variable Insurance
Trust and Columbia Funds Variable
Series Trust II
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #81 on Form N-1A	(h)(10)(iv)	4/4/2022
(i)(1)	Opinion and consent of counsel as to the legality of the securities being registered	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(i)	4/29/2014
(i)(2)	Opinion and consent of counsel as to the legality of the securities being registered for Columbia Variable Portfolio – Select Large Cap Equity Fund	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(i)(2)	12/19/2017
(j)	Consent of Independent Registered Public Accounting Firm	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #94 on Form N-1A	(j)	4/25/2024
(k)	Omitted Financial Statements: Not Applicable.

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(l)	Initial Capital Agreement: Not Applicable.
(m)(1)	Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between the Registrant and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(m)(1)	4/29/2014
(m)(1)(i)
Schedule A, effective July 1, 2024, to the
Plan of Distribution and Agreement of
Distribution, effective May 1, 2009,
amended and restated March 7, 2011,
between the Registrant and Columbia
Management Investment Distributors,
Inc.
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(m)(1)(i)	11/13/2024
(n)	Rule 18f – 3(d) Plan, amended and restated June 27, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(n)	11/13/2024
(o)	Reserved.
(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(p)(1)	4/26/2019
(p)(2)	Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2024	Incorporated by Reference	Columbia ETF Trust I	333-209996	Post-Effective Amendment #40 on Form N-1A	(p)(2)	12/19/2024
(p)(3)	Allspring Global Investments, LLC Code of Ethics effective December 1, 2024	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(p)(3)	4/7/2025
(p)(4)	American Century Investment Management, Inc. Code of Ethics, updated January 1, 2025	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(p)(4)	4/7/2025
(p)(5)	BlackRock Financial Management, Inc. Code of Ethics, effective December 7, 2021	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(p)(5)	11/13/2024
(p)(6)	BNY Mellon Code of Conduct (for Walter Scott & Partners Limited) effective September 20, 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #91 on Form N-1A	(p)(6)	4/1/2024
(p)(7)	CenterSquare Investment Management LLC Code of Ethics, effective May 15, 2021	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #80 on Form N-1A	(p)(6)	10/29/2021
(p)(8)	J.P. Morgan Investment Management Inc. Code of Ethics effective April 26, 2023	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407on Form N-1A	(p)(14)	8/24/2023
(p)(9)	Massachusetts Financial Services Company Code of Ethics, effective August 1, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(p)(9)	11/13/2024
(p)(10)	Principal Global Investors, LLC Code of Ethics, effective November 11, 2024	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(p)(10)	4/7/2025
(p)(11)	Pzena Investment Management, LLC Code of Ethics, revised May 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(p)(11)	11/13/2024

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(12)	Schroder Investment Management North America Inc. Code of Ethics, effective May 1, 2017, revised May 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(p)(16)	5/12/2020
(p)(13)	Segall Bryant & Hamill, LLC Code of Ethics, effective December 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #91 on Form N-1A	(p)(15)	4/1/2024
(p)(14)	T. Rowe Price Group, Inc. and Its Affiliates Code of Ethics, as of February 1, 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #90 on Form N-1A	(p)(16)	11/8/2023
(p)(15)	Code of Ethics of TCW Investment Management Company LLC, dated December 9, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(p)(20)	4/1/2025
(p)(16)	Thompson, Siegel & Walmsley LLC Code of Ethics, updated March 29, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(p)(17)	11/13/2024
(p)(17)	Victory Capital Management Inc. Code of Ethics, effective July 1, 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #91 on Form N-1A	(p)(19)	4/1/2024
(p)(18)	Westfield Capital Management Company, L.P. Code of Ethics, as of October 21, 2024	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #97 on Form N-1A	(p)(18)	4/7/2025
(p)(19)	William Blair Investment Management, LLC Code of Ethics, as of October 25, 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #91 on Form N-1A	(p)(21)	4/1/2024
Item 29. Persons Controlled by or Under Common Control with the Registrant
Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.
Item 30. Indemnification
Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant's request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant's request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons), to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.
The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.
Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.
The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.
The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.
Item 31. Business and Other Connections of the Investment Adviser
To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.
(1)
Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which information is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.
(2)
Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), performs investment management services for the Registrant and certain other clients. Information regarding the business of Allspring Global Investments, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Allspring Global Investments, LLC and is incorporated herein by reference. Information about the business of Allspring Global Investments, LLC and the directors and principal executive officers of Allspring Global Investments, LLC is also included in the Form ADV filed by Allspring Global Investments, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which information is incorporated herein by reference.
(3)
American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which information is incorporated herein by reference.

(4)
BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which information is incorporated herein by reference.
(5)
BlackRock International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock International Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock International Limited and is incorporated herein by reference. Information about the business of BlackRock International Limited and the directors and principal executive officers of BlackRock International Limited is also included in the Form ADV filed by BlackRock International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-51087), which information is incorporated herein by reference.
(6)
CenterSquare Investment Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of CenterSquare Investment Management LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by CenterSquare Investment Management LLC and is incorporated herein by reference. Information about the business of CenterSquare Investment Management LLC and the directors and principal executive officers of CenterSquare Investment Management LLC is also included in the Form ADV filed by CenterSquare Investment Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-111965), which information is incorporated herein by reference.
(7)
J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which information is incorporated herein by reference.
(8)
Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which information is incorporated herein by reference.
(9)
Principal Global Investors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Principal Global Investors, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Principal Global Investors, LLC and is incorporated herein by reference. Information about the business of Principal Global Investors, LLC and the directors and principal executive officers of Principal Global Investors, LLC is also included in the Form ADV filed by Principal Global Investors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55959), which information is incorporated herein by reference.
(10)
Pzena Investment Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pzena Investment Management, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Pzena Investment Management, LLC and is incorporated herein by reference. Information about the business of Pzena Investment Management, LLC and the directors and principal executive officers of Pzena Investment Management, LLC is also included in the Form ADV filed by Pzena Investment Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-50838), which information is incorporated herein by reference.
(11)
Schroder Investment Management North America Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Schroder Investment Management North America Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Schroder Investment Management North America Inc. and is incorporated herein by reference. Information about the business of Schroder Investment Management North America Inc. and the directors and principal executive officers of Schroder Investment Management North America Inc. is also included in the Form ADV filed by Schroder Investment Management North America Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15834), which information is incorporated herein by reference.
(12)
Schroder Investment Management North America Ltd performs investment management services for the Registrant and certain other clients. Information regarding the business of Schroder Investment Management North America Ltd is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Schroder Investment Management North America Ltd and is incorporated herein by reference. Information about the business of Schroder Investment Management North America Ltd and the directors and principal executive officers of Schroder Investment Management North America Ltd is also included in the Form ADV filed by Schroder Investment Management North America Ltd with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-37163), which information is incorporated herein by reference.
(13)
Segall Bryant & Hamill, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Segall Bryant & Hamill, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Segall Bryant & Hamill, LLC and is incorporated herein by reference. Information about the business of Segall Bryant & Hamill, LLC and the directors and principal executive officers of Segall Bryant & Hamill, LLC is also included in the Form ADV filed by Segall Bryant & Hamill, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47232), which information is incorporated herein by reference.
(14)
T. Rowe Price Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of T. Rowe Price Associates, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by T. Rowe Price Associates, Inc. and is incorporated herein by reference. Information about the business of T. Rowe Price Associates, Inc. and the directors and principal executive officers of T. Rowe Price Associates, Inc. is also included in the Form ADV filed by T. Rowe Price Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-856), which information is incorporated herein by reference.
(15)
TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which information is incorporated herein by reference.
(16)
Thompson, Siegel & Walmsley LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Thompson, Siegel & Walmsley LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Thompson, Siegel & Walmsley LLC and is incorporated herein by reference. Information about the business of Thompson, Siegel & Walmsley LLC and the directors and principal executive officers of Thompson, Siegel & Walmsley LLC is also included in the Form ADV filed by Thompson, Siegel & Walmsley LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-6273), which information is incorporated herein by reference.
(17)
Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which information is incorporated herein by reference.
(18)
Walter Scott & Partners Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Walter Scott & Partners Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Walter Scott & Partners Limited and is incorporated herein by reference. Information about the business of Walter Scott & Partners Limited and the directors and principal executive officers of Walter Scott & Partners Limited is also included in the Form ADV filed by Walter Scott & Partners Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-19420), which information is incorporated herein by reference.

(19)
Westfield Capital Management Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Westfield Capital Management Company, L.P. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Westfield Capital Management Company, L.P. and is incorporated herein by reference. Information about the business of Westfield Capital Management Company, L.P. and the directors and principal executive officers of Westfield Capital Management Company, L.P. is also included in the Form ADV filed by Westfield Capital Management Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-69413), which information is incorporated herein by reference.
(20)
William Blair Investment Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of William Blair Investment Management, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by William Blair Investment Management, LLC and is incorporated herein by reference. Information about the business of William Blair Investment Management, LLC and the directors and principal executive officers of William Blair Investment Management, LLC is also included in the Form ADV filed by William Blair Investment Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-80640), which information is incorporated herein by reference.
Item 32. Principal Underwriter
(a)
Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:
Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.
(b)
As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	President, Chief Executive Officer and Chairman of the Board	Senior Vice President
Francine Asselta	Vice President and Head of North America Institutional	None
Jason S. Bartylla	Chief Financial Officer and Director	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary
Stephen O. Buff	Vice President, Chief Compliance Officer	None
James Bumpus	Vice President and Head of Intermediary Markets and Director	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Distribution Strategy, Planning and Execution	None
Daniel J. Beckman	Vice President and Director	Board Member, President and Principal Executive Officer
Marc Zeitoun	Vice President and Head of North America Product	None
Suzanne Lieb	Vice President and Head of North America Marketing	None
Wendy B. Mahling	Secretary	None
Amy L. Hackbarth	Vice President and Assistant Secretary	None
Mark D. Kaplan	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary
Kayla Sylvia	Vice President and Assistant Secretary	None
Shweta J. Jhanji	Vice President and Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Assistant Identity Theft Prevention Officer	Anti-Money Laundering Officer
Kristin Weisser	Conflicts Officer	None
Kevin Sullivan	Identity Theft Prevention Officer and Assistant Anti-Money Laundering Officer	Privacy Officer and Identity Theft Prevention Officer
*
The principal business address of Columbia Management Investment Distributors, Inc. is 290 Congress Street, Boston, MA 02210.
(c)
Not Applicable.

Item 33. Location of Accounts and Records
Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:
■
Registrant, 290 Congress Street, Boston, MA 02210;
■
Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 290 Congress Street, Boston, MA 02210;
■
Registrant’s subadviser, Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), 1415 Vantage Park Drive, 3rd Floor, Charlotte, NC 28203;
■
Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, MO 64111-7709;
■
Registrant’s subadviser, BlackRock Financial Management, Inc., 50 Hudson Yards, New York, NY 10001;
■
Registrant’s sub-subadviser, BlackRock International Limited, Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL, Scotland;
■
Registrant’s subadviser, CenterSquare Investment Management LLC, Eight Tower Bridge, 161 Washington Street, 7th Floor, Conshohocken, PA 19428;
■
Registrant’s subadviser, J.P. Morgan Investment Management Inc., 383 Madison Avenue, New York, NY 10179;
■
Registrant’s subadviser, Massachusetts Financial Services Company, 111 Huntington Ave., Boston, MA 02199;
■
Registrant’s subadviser, Principal Global Investors, LLC, 711 High Street, Des Moines, IA 50392;
■
Registrant’s subadviser, Pzena Investment Management, LLC, 320 Park Avenue, 8th Floor, New York, NY 10022;
■
Registrant’s subadviser, Schroder Investment Management North America Inc., 7 Bryant Park, New York, NY 10018;
■
Registrant’s sub-subadviser, Schroder Investment Management North America Ltd, 1 London Wall Place, London EC2Y 5AU, UK;
■
Registrant’s subadviser, Segall Bryant & Hamill, LLC, 10 S. Wacker Drive, Suite 3100, Chicago IL 60606;
■
Registrant’s subadviser, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202;
■
Registrant’s subadviser, TCW Investment Management Company LLC, 515 South Flower Street, Los Angeles, CA 90071;
■
Registrant’s subadviser, Thompson, Siegel & Walmsley LLC, 6641 West Broad Street, Suite 600, Richmond, VA 23230;
■
Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, UK;
■
Registrant’s subadviser, Victory Capital Management Inc., 15935 La Cantera Parkway, San Antonio, TX 78256;
■
Registrant’s subadviser, Walter Scott & Partners Limited, One Charlotte Square, Edinburgh EH2 4DR, UK;
■
Registrant’s subadviser, Westfield Capital Management Company, L.P., One Financial Center, Boston, MA 02111;
■
Registrant’s subadviser, William Blair Investment Management, LLC, 150 North Riverside Plaza, Chicago, IL, 60606;
■
Former subadviser, AQR Capital Management, LLC, One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830;
■
Former subadviser, Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746;
■
Former subadviser, Columbia Wanger Asset Management, LLC, 71 S. Wacker Drive, Chicago, IL 60606;
■
Former subadviser, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761;
■
Former subadviser, BMO Asset Management Corp., 320 S. Canal Street, 12th Floor, Chicago, IL, 60606;
■
Former subadviser, Eaton Vance Management, One Post Office Square, Boston, MA 02109;
■
Former subadviser, FIAM LLC (d/b/a Pyramis Global Advisors), 900 Salem Street, Smithfield, RI 02917;
■
Former subadviser, Jacobs Levy Equity Management, Inc., 100 Campus Drive, 4th Floor East, Florham Park, NJ 07932-0650;
■
Former subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017;
■
Former subadviser, Kennedy Capital Management, Inc., 10829 Olive Boulevard, St. Louis, MO 63141;
■
Former subadviser, Loomis, Sayles & Company, L.P., One Financial Center, Boston, MA 02111-2621;
■
Former subadviser, Los Angeles Capital Management, LLC (formerly Los Angeles Capital Management and Equity Research, Inc.), 11150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025;
■
Former subadviser, Morgan Stanley Investment Management Inc., 1585 Broadway, New York, NY 10036;

■
Former subadviser, The London Company of Virginia, 1800 Bayberry Court, Suite 301, Richmond, VA 23226;
■
Former subadviser, Nuveen Asset Management, LLC, 333 West Wacker Drive, Chicago, IL 60606;
■
Former subadviser, OppenheimerFunds, Inc. 225 Liberty Street, New York, NY 10281;
■
Former subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 2000, Louisville, KY 40202-3466;
■
Former subadviser, Scout Investments, Inc., 1201 Walnut Street, 21st Floor, Kansas City, MO 64106;
■
Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 290 Congress Street, Boston, MA 02210;
■
Registrant’s transfer agent, Columbia Management Investment Services Corp., 290 Congress Street, Boston, MA 02210;
■
Registrant’s sub-transfer agent, SS&C GIDS, Inc., 30 Braintree Hill Office Park, Suite 400, Braintree, MA 02184; and
■
Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.
In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.
Certain information on the above-referenced physical possession of accounts, books and other documents is also included in the Registrant’s filings on Form N-CEN filed with the Securities and Exchange Commission on March 12, 2025.
Item 34. Management Services
Not Applicable.
Item 35. Undertakings
Not Applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and the Commonwealth of Massachusetts on the 7th day of April, 2025.
COLUMBIA FUNDS VARIABLE SERIES TRUST II
By:	/s/ Daniel J. Beckman
Daniel J. Beckman Trustee and President
Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 7th day of April, 2025.
Signature	Capacity	Signature	Capacity
/s/ Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ Patricia M. Flynn*	Trustee
Daniel J. Beckman		Patricia M. Flynn
/s/ Michael G. Clarke*	Chief Financial Officer, Principal Financial Officer and Senior Vice President	/s/ Brian J. Gallagher*	Trustee
Michael G. Clarke		Brian J. Gallagher
/s/ Charles H. Chiesa*	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Douglas A. Hacker*	Trustee
Charles H. Chiesa		Douglas A. Hacker
/s/ Pamela G. Carlton*	Chair of the Board	/s/ Nancy T. Lukitsh*	Trustee
Pamela G. Carlton		Nancy T. Lukitsh
/s/ George S. Batejan*	Trustee	/s/ David M. Moffett*	Trustee
George S. Batejan		David M. Moffett
/s/ Kathleen A. Blatz*	Trustee	/s/ Catherine James Paglia*	Trustee
Kathleen A. Blatz		Catherine James Paglia
/s/ Janet Langford Carrig*	Trustee	/s/ Natalie A. Trunow*	Trustee
Janet Langford Carrig		Natalie A. Trunow
/s/ J. Kevin Connaughton*	Trustee	/s/ Sandra L. Yeager*	Trustee
J. Kevin Connaughton		Sandra L. Yeager
/s/ Olive M. Darragh*	Trustee
Olive M. Darragh

*	By: Name:	/s/ Joseph D’Alessandro
Joseph D’Alessandro** Attorney-in-fact
**
Executed by Joseph D’Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated February 1, 2021, on behalf of Charles H. Chiesa pursuant to a Power of Attorney, dated May 28, 2024, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 1, 2023.

COLUMBIA ACORN TRUST
COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA ETF TRUST
COLUMBIA ETF TRUST I
COLUMBIA ETF TRUST II
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
Each of the undersigned constitutes and appoints Michael G. Clarke, Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga, Brian D. McCabe, Christopher O. Petersen, and Megan E. Garcy, each individually, his or her true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as a trustee of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked with respect to any undersigned trustee by any subsequent power of attorney the undersigned may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office of the Registrant.

Dated: March 1, 2025

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

/s/ George S. Batejan	Trustee	/s/ Brian J. Gallagher	Trustee
George S. Batejan		Brian J. Gallagher
/s/ Daniel J. Beckman	Trustee	/s/ Douglas Hacker	Trustee
Daniel J. Beckman		Douglas Hacker
/s/ Kathleen A. Blatz	Trustee	/s/ Nancy T. Lukitsh	Trustee
Kathleen A. Blatz		Nancy T. Lukitsh
/s/ Pamela G. Carlton	Trustee	/s/ David M. Moffett	Trustee
Pamela G. Carlton		David M. Moffett
/s/ Janet Langford Carrig	Trustee	/s/ Catherine James Paglia	Trustee
Janet Langford Carrig		Catherine James Paglia
/s/ J. Kevin Connaughton	Trustee	/s/ Natalie A. Trunow	Trustee
J. Kevin Connaughton		Natalie A. Trunow
/s/ Olive M. Darragh	Trustee	/s/ Sandra L. Yeager	Trustee
Olive M. Darragh		Sandra L. Yeager
/s/ Patricia M. Flynn	Trustee
Patricia M. Flynn

COLUMBIA ACORN TRUST

COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA ETF TRUST
COLUMBIA ETF TRUST I
COLUMBIA ETF TRUST II

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.
TRI-CONTINENTAL CORPORATION
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
The undersigned does hereby constitute and appoint Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga and Christopher O. Petersen, each individually, his true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as Chief Financial Officer, Principal Financial Officer and Senior Vice President of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked by any subsequent power of attorney I may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office(s) of a Registrant.
Dated: March 1, 2025
/s/ Michael G. Clarke
Michael G. Clarke

COLUMBIA ACORN TRUST
COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND
TRI-CONTINENTAL CORPORATION
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
The undersigned does hereby constitute and appoint Michael G. Clarke, Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga and Christopher O. Petersen, each individually, his true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked by any subsequent power of attorney I may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office of the Registrant.
Dated: March 1, 2025
/s/ Charles H. Chiesa
Charles H. Chiesa

Exhibit Index
Exhibits Related to Item 28 of Part C
(a)(29)	Amendment No. 29 to the Agreement and Declaration of Trust effective March 27, 2025
(e)(1)	Distribution Agreement, dated March 1, 2025, by and between Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management Investment Distributors, Inc.
(e)(1)(i)
Schedule I, effective March 1, 2025, and Schedule II, dated September 7, 2010, to the Distribution Agreement, dated March 1,
2025, between Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management
Investment Distributors, Inc.

(h)(1)	Shareholder Services Agreement by and between the Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management Investment Services Corp., dated April 1, 2025
(h)(1)(i)
Schedule A, effective April 1, 2025, and Schedule B, effective July 1, 2017, to the Shareholder Services Agreement by and
between the Registrant, Columbia Funds Variable Insurance Trust, Wanger Advisors Trust and Columbia Management
Investment Services Corp., dated April 1, 2025

(p)(3)	Allspring Global Investments, LLC Code of Ethics effective December 1, 2024
(p)(4)	American Century Investment Management, Inc. Code of Ethics, updated January 1, 2025
(p)(10)	Principal Global Investors, LLC Code of Ethics, effective November 11, 2024
(p)(18)	Westfield Capital Management Company, L.P. Code of Ethics, as of October 21, 2024